Exhibit 10.1

Nanosphere, Inc.
4088 Commercial Avenue Northbrook, IL 60062	Consulting Agreement

Name of Consultant:

Gene Cartwright, Ph.D.

205 N Sheridan Road

Lake Forest, IL 60045

Nanosphere Contact:

Michael McGarrity

Nanosphere, Inc. and Consultant agree:

1.	Scope of Work

Consultant will perform the consulting services in the area of Strategic Planning for Nanosphere, Inc. (“Nanosphere”) (the “Services”).

2.	Fees and Approved Expenses

Nanosphere will pay Consultant a consulting fee of $18,750 per month for the Services. The total compensation and related business expenses will not exceed $75,000 without the prior written approval of Nanosphere. Consulting fee will be paid in advance on a monthly basis. Travel and business related expenses incurred by Consultant in connection with providing the Services shall be approved by Nanosphere in advance.

3.	Manner of Performance

Consultant represents that Consultant has the requisite expertise, ability and legal right to render the Services and will perform the Services in a satisfactory, professional and efficient manner. Consultant will further abide by all laws, rules and regulations that apply to the performance of the Services.

4.	Confidentiality

In the course of this agreement and providing the Services, it is anticipated that Consultant will learn of information that Nanosphere regards as confidential or proprietary. Consultant will keep confidential this information and any other information which Consultant may require with respect to Nanosphere’s business, including, but not limited to, information developed by Consultant and information related to products, customers, suppliers, pricing, quotes, know-how, strategies, programs, processes, and practices, unless and until Nanosphere consents to disclosure, or unless such knowledge and information otherwise become generally available to the public through no fault of Consultant. Consultant will not disclose to others, without Nanosphere’s consent, the fact that Consultant is acting on behalf of Nanosphere and will not publish on the subject of this consulting relationship without first providing Nanosphere with the opportunity to review and offer reasonable objection to the contemplated publication within a reasonable time period (e.g. 30 days). This undertaking to keep information confidential will survive the termination of this agreement or until such information is no longer confidential. At the termination of this agreement, Consultant will return to Nanosphere all drawings, specifications, manuals, and other printed or reproduces material (including information stored on machine readable media) provided by Nanosphere to Consultant and all copies of such information made by Consultant while providing the Services.

5.	Conflicts of Interest

Consultant is a member of the board of directors of Nanosphere and the entry into this agreement by Consultant and Nanosphere has been authorized by the board of directors of Nanosphere. Consultant represents that he or she has advised Nanosphere in writing prior to the date of signing this agreement of any relationship with third parties, including competitors of Nanosphere, which would present a conflict of interest with the rendering of the Services, or which would prevent Consultant from carrying out the terms of this agreement or which would present a significant opportunity for the disclosure of confidential information. Consultant will immediately advise Nanosphere of any such relationships that arise during the term of this agreement. Nanosphere will then have the option to terminate this agreement pursuant to reasonable advance written notice to Consultant and without further liability to Consultant, except to pay for Services actually rendered and reimbursement for any approved business related expenses through the date of termination.

6.	Independent Contractor

Consultant is an independent contractor, not an employee or agent of Nanosphere. Nothing in this agreement shall render Consultant, or any of its agents or employees, an employee or agent of Nanosphere, nor authorize or empower Consultant or its agents or employees to speak for, represent or obligate Nanosphere in any way. Consultant assumes any and all liabilities regarding Section 1706 of the Tax Reform Act of 1986 and Section 414(n) of the Internal Revenue Code. Consultant further understands and agrees that Nanosphere will not withhold any income or other taxes from the amounts paid to Consultant by Nanosphere, and that Consultant is responsible for paying his or her own income, social security, self-employment, Medicare and other applicable taxes.

Consultant further understands and agrees that he or she shall not have any right to worker’s compensation or unemployment insurance benefits in connection with the Services provided to Nanosphere.

Consultant acknowledges and agrees that, as an independent consultant, Consultant is not covered by any 401(k), retirement savings plan or medical, disability, term life, or life insurance policies or benefits of any kind which are maintained by Nanosphere, including but not limited to professional liability insurance, it being expressly understood and agreed that the Consultant’s performance of the Services shall not be covered by the professional liability insurance that Nanosphere maintains for its directors and officers as the Services shall be rendered to Nanosphere by the Consultant in his capacity as such and not as a director of Nanosphere.

7.	Term

The term of this agreement shall be for three (3) months and commence on October 22, 2013 unless sooner terminated in accordance with the terms and conditions herein.

8.	Termination

Nanosphere may terminate this agreement effective the day of notice by giving Consultant written notice of such termination if Consultant: (i) fails to deliver the Services, (ii) fails to comply with Nanosphere’s Code of Business Conduct and Ethics or its Anti-corruption Policy, (iii) harms Nanosphere’s goodwill, property, business performance or relationships with its employees or third parties, or (iv) breaches the terms set forth in this Consulting Agreement.

Nanosphere may terminate this agreement at any time prior to expiration of the Term pursuant to sixty (60) days written notice to Consultant. Consultant may terminate this agreement at any time prior to expiration of the Term pursuant to sixty (60) days written to Nanosphere.

9.	General

No assignment by Consultant of this agreement or any sums due under it will be binding on Nanosphere without Nanosphere’s prior written consent. This agreement may be amended only in writing signed by both parties and shall be governed and interpreted under the laws of the State of Illinois.

APPROVED FOR CONSULTANT	APPROVED FOR NANOSPHERE, INC.

/Gene Cartwright	/Roger Moody
(authorized signature)	(authorized signature)

Gene Cartwright, Ph.D.	Roger Moody
(print name)	(print name)

October 25, 2013	October 25, 2013
(date)	(date)

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